Exhibit 99


RELEASE DATE                                         NEWS RELEASE
July 11, 2000                                        FOR INFORMATION CONTACT:

                                                     Mark T. Thies
                                                     Senior Vice President and
                                                     Chief Financial Officer
                                                     (605) 721-2331


         Black Hills Corporation Completes Acquisition of Indeck Capital
               New Company Named Black Hills Energy Capital, Inc.

Rapid City, South Dakota--Black Hills Corporation (NYSE: BKH) announced today that it has completed its acquisition of Indeck Capital, Inc., merging it into Black Hills Energy Capital, Inc. The new entity will own varying interests in 14 operating independent power plants in California, New York, Massachusetts, Colorado and Idaho totaling approximately 350 megawatts (MW), and will also manage fund equity of approximately $750 million in six power-related funds. The power funds have investments in over 35 power projects throughout the United States and various foreign countries. The Indeck transaction, first announced in January, is the largest acquisition by Black Hills Corporation to date.

     "We're proud to provide electricity to some of the major population centers of the United States," said Daniel P. Landguth, Chairman and Chief Executive Officer of Black Hills Corporation. "This significant acquisition is consistent with our independent energy growth strategy at Black Hills. Wholesale electricity generation, along with our coal, natural gas, and crude oil production and marketing operations, is a significant growth engine for our Company's future. Our independent energy and telecommunications ventures build upon the solid foundation of our regulated electric utility, and provide tremendous opportunities for our corporation."

     Along with the operating projects and funds, Public Service Company of Colorado has awarded Black Hills Energy Capital two additional independent power projects totaling 90 MW to be built in the Front Range of Colorado. The parties are currently negotiating the necessary documents to finalize the project, and Black Hills has placed an order to purchase the required equipment. It is currently anticipated that the projects will have 10-year contracts from Public Service of Colorado, and the plants are scheduled to come on line in the second quarter of 2002. Black Hills Energy Capital has over 550 MW in various stages of development, and will continue to evaluate acquisition transactions that help achieve its strategic plan.

                                     -more-

     Industry veteran John Salyer and his management team will be retained by Black Hills, with Salyer serving as President and Chief Operating Officer of Black Hills Energy Capital, Inc. Gerald R. Forsythe, former majority shareholder of Indeck Capital, Inc., was elected to the Board of Directors of Black Hills Corporation and will be its largest shareholder. Mr. Forsythe is Chairman and Chief Executive Officer of a family of energy-related companies that operate under the Indeck name. Mr. Forsythe has over 30 years of extensive experience in steam generating and electricity generating power plant equipment, and was the originator of the concept of trailer-mounted mobile steam generating and electricity generating systems. Under his leadership, the Indeck companies have grown into North America's largest emergency and back-up steam generating source, and have branched out into designing and fabricating water treatment equipment and renting generator sets, chillers, and compressors.

     In conjunction with the closing of this acquisition, Black Hills' Independent Energy business unit closed a new revolving credit facility. ABN AMRO N.V. and Scotia Bank acted in concert to provide a $115 million credit facility with three participating banks to provide flexibility in financing future growth in the independent energy business unit. In addition, Scotia Bank is acting as Agent bank for a $60 million non-recourse project financing in conjunction with the Black Hills/Arapahoe (80 MW) and Black Hills/Valmont (40
MW) projects which were recently declared commercial. This financing will replace existing short-term debt, and is expected to close in the third quarter.

     The acquisition is a stock transaction, and will be accounted for under the purchase method of accounting. Black Hills anticipates that the acquisition will be accretive to earnings per share. Black Hills Corporation issued approximately
1.54 million shares of common stock to the shareholders of Indeck in the acquisition priced at $22.13 per share (approximately 7 percent of Black Hills Corporation's common stock after the transaction), along with $4 million in preferred stock. Additional consideration, consisting of common and preferred stock, may be paid in the form of an earn-out over a four-year period. The earn-out consideration will be based on the acquired company's earnings during the next four years and cannot exceed $35.0 million in total.

     PricewaterhouseCoopers Securities LLC served as exclusive financial advisor to Black Hills Corporation on this transaction.

                                     -more-

     Black Hills Corporation (http://www.blackhillscorp.com) is an energy and communications company with three functional business units. Black Hills Power and Light supplies electric utility service in western South Dakota, northeastern Wyoming, and southeastern Montana. Black Hills FiberCom markets communications services in Rapid City and the Northern Black Hills of South Dakota. The Independent Energy business unit engages in the production of electricity, coal, crude oil and natural gas, primarily in the Rocky Mountain region, and the related marketing of such products in various markets throughout the United States. -30-

Note: The above information includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact in this press release, which address activities, events, or developments which the Company expects or anticipates will or may occur in the future are forward-looking statements, including without limitation the statements concerning the expansion of its Independent Energy assets, the forecast success of the assets acquired, those under development pending negotiation of the necessary contracts and those anticipated to be developed. Although the Company believes that the expectations and assumptions reflected in these statements are reasonable, there can be no assurance that these expectations will prove to be correct. These forward-looking statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the forward-looking statements. Any such forward-looking statements should be considered in conjunction with Black Hills Corporation's 1999 Form 10-K and interim quarterly reports on file with the SEC. New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time to time, and it is not possible for the Company to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. The Company assumes no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events, or otherwise.